EXHIBIT 10.22

DOMINION HOMES, INC.

2007 Director Compensation Plan

1.	Director Fees (paid quarterly in advance)*

(a)	$40,000 annual fee for each outside director ($10,000 per quarter)

(b)	Additional $5,000 annual fee ($1,250 per quarter) for:

•	each Audit Committee member (other than Audit Committee Chair)
•	the Compensation Committee Chair, and
•	the Governance Committee Chair

(c)	Additional $10,000 annual fee for the Audit Committee Chair ($2,500 per quarter)

2.	Annual award of options to purchase 2,500 common shares of the Company (non-qualified).

3.	Reimbursement of expenses incurred in personal financial planning of up to $7,500 in any calendar year.

4.	Participation in Executive Deferred Compensation Plan – allows directors to defer receipt of their director fees and receive a matching contribution of 25% with respect to those fees, not to exceed $2,500 in any year.

*	Directors receive 50% of their director and committee fees otherwise payable to them in common shares of the Company under the 2003 Stock Option and Incentive Equity Plan, and may elect to receive up to 100% of their director and committee fees in common shares.